Exhibit 10.43

RIVERBED TECHNOLOGY, INC.

MANAGEMENT BONUS PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Effective Date. This Plan is effective as of May 29, 2007.

1.2 Purpose of the Plan. The Plan is intended to motivate Participants to achieve excellent short and long term financial performance for the Company. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Chief Executive Officer” means the Chief Executive Officer of the Company.

2.6 “Committee” means the Compensation Committee of the Board.

2.7 “Company” means Riverbed Technology, Inc., a Delaware corporation, or any successor thereto.

2.8 “Disability” means a permanent disability in accordance with a policy or policies established by the Company from time to time.

2.9 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.10 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Participant” means as to any Performance Period, an Employee selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year, as determined by the Committee in its sole discretion.

2.15 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Committee. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, the passage of time and/or against other companies or metrics), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against particular segments or products of the Company, and/or (v) on a pre-tax or after-tax basis. The Committee (in its discretion) shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions or non-cash expenses) shall be included in or excluded from the determination of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

2.16 “Plan” means the Riverbed Technology, Inc. Management Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.17 “Progress Payment” means a portion of the Target Award or Actual Award determined in accordance with Section 3.5 that has been earned by the Participant as of the end of the Progress Period based on achievement of the applicable Performance Goals and thereby that may be paid to the Participant during the Performance Period.

2.18 “Progress Period” means a period shorter than and within the Performance Period for which a Progress Payment may be made.

2.19 “Retirement” means with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Company from time to time.

2.20 “Section 16 Officer” means each Employee who has been designated by the Board as an “officer” within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended.

2.21 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period or Progress Period, as applicable, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined in accordance with Section 3.3.

2.22 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select each Section 16 Officer who shall be a Participant for any Performance Period, including an individual (by name or position) who is expected to become a Section 16 Officer during a Performance Period. The Chief Executive Officer, in his or her sole discretion, shall select each other Employee who shall be a Participant for any Performance Period, including an individual (by name or position) who is expected to become an Employee during a Performance Period. Participation in the Plan may be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Section 16 Officer, and the Chief Executive Officer, in his or her sole discretion, shall establish a Target Award for each other Participant. Each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.5 Determination of Actual Awards. After each Performance Period or Progress Period, as applicable, the Actual Award or Progress Payment, as applicable, shall be determined for each Participant based on (i) the Payout Formula for that period, (ii) the Participant’s Target

Award for that period and (iii) the extent to which the Performance Goals for that Participant were achieved or exceeded. Notwithstanding any other provision of this Plan, the Committee, in the case of a Section 16 Officer, and the Chief Executive Officer, in the case of other Employees, may at its or such individual’s sole discretion, (a) determine the extent to which a Participant’s Performance Goals were achieved or exceeded, (b) increase, eliminate or reduce the Actual Award that otherwise would be payable under the Payout Formula, or (c) determine whether or not any Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant to Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Subject to Section 3.5, payment of each Actual Award shall be made as soon as administratively practicable, as determined in the sole discretion of the Company, but in no event later than two and one-half months after the end of the applicable Performance Period or Progress Period.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award (determined under Section 3.5) that was scheduled to be paid to him or her prior to death for a prior Performance Period, the Actual Award shall be paid to his or her designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. As of the Effective Date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan, including the Chief Executive Officer, shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes.

6.2 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.4 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 4.4. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein and, subject to Section 7.1 (regarding the Board or the Committee’s right to amend, suspend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.